UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material under Rule 14a-12

SilverBow Resources, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

On May 13, 2024, SilverBow Resources, Inc. (the "Company") provided this letter to its shareholders:

SilverBow
RESOURCES®

SilverBow has a Clear Track Record of Delivering Value For Shareholders

To create shareholder value, SilverBow Resources has executed a successful strategy to build a scaled and durable portfolio, drive efficiencies, enhance margins and deliver profitable growth, while strengthening our balance sheet and deepening liquidity. We have delivered outsized returns over the near- and long-term periods.

SilverBow has delivered significant outperformance compared to the XOP over the relevant timeframes[1]:

516%
181%
Jan 21
June 21
Jan 22
June 22
Jan 23
June 23
Jan 24
Apr 24
SBOW
XOP

	1-Year	3-Year	5-Year
SBOW	**42%**	**144%**	**92%**
XOP	30%	91%	44%

SilverBow is well positioned to build on our momentum with recent first quarter results ahead of consensus expectations leading to an increased full year 2024 outlook. We also strengthened our capital structure, continued capital efficiency gains through our peer-leading cost structure and margin profile and enhanced our already deep inventory through operational excellence.

SilverBow's Annual Meeting of Shareholders will be held on May 21, 2024. The SilverBow Board urges you to use the **WHITE** proxy card to vote "**FOR**" only the nominees proposed by the Board:

Gabriel L. Ellisor | Kathleen McAllister | Charles W. Wampler

Your Vote Is Very Important. Every Vote Counts.
Make Your Voice Heard Today.

Vote "FOR" All of SilverBow's Highly Qualified Directors Today on the White Proxy Card

SilverBow's Experienced and Independent Board is Successfully Overseeing Performance and Value Creation

SilverBow has the right Board to continue overseeing our proven strategy. With track records of financial, operational and M&A expertise, SilverBow's directors have led extensive careers as top executives at blue-chip, large- and mega-cap energy companies. SilverBow's Board has an average tenure of over 30 years in the oil and gas industry.

SilverBow's three directors up for election each bring unique experience and leadership from prior industry roles:

Gabriel L. Ellisor

A private equity / investment banking executive who has executed multiple transactions including serving as CFO during the well-received sale of Three Rivers Operating Company to Concho Resources

Kathleen McAllister

A former CEO / CFO of Transocean Partners LLC, where she led the IPO of the company and its acquisition by Transocean Ltd., among other capital markets and M&A experience

Charles W. Wampler

One of the top operational executives in the sector with operating roles at Resource Rock Exploration II (Chairman, CEO and President), Lewis Energy (COO), Aspect Holdings (COO) and EOG Resources

Make No Mistake: Kimmeridge's Campaign Seeks to Force SilverBow Shareholders to Bail Out KTG

Through its self-serving quest to take control of SilverBow, Kimmeridge Energy Management, LLC ("Kimmeridge"):

- Aims to force a dilutive, value-destructive combination with its Kimmeridge Texas Gas asset ("KTG"), making SilverBow shareholders foot the bill for Kimmeridge's disastrous investment.
- Would seek to block other potential value-creating SilverBow transactions that do not disproportionately benefit Kimmeridge's own limited partners.
- Is pushing candidates who are far less experienced than SilverBow's directors so they can rubber stamp actions that benefit Kimmeridge.

Remember: each Kimmeridge nominee was promised a seat on the combined company board if a KTG-SilverBow transaction had been consummated.

VISIT WWW.FUTUREOFSILVERBOW.COM
FOR MORE INFORMATION

Kimmeridge's Nominees Are Not Aligned with the Interests of SilverBow Shareholders

With close ties to or history with Kimmeridge, Carrie Fox, Douglas Brooks and Katherine Minyard are self-interested, highly conflicted and incentivized to force an unfavorable transaction on SilverBow shareholders.

CARRIE FOX

- Has **$3 MILLION PERSONAL INTEREST IN KIMMERIDGE** Fund VI
- Only public director experience serving as director alongside Ben Dell, Kimmeridge Managing Partner, at two Kimmeridge-controlled companies
- **NO PUBLIC SENIOR EXECUTIVE EXPERIENCE** — vs. 7 out of 9 current directors bring this experience

DOUGLAS BROOKS

- Mixed track record, overseeing **SHAREHOLDER VALUE DESTRUCTION** during director and executive tenures at a number of companies, with an average TSR underperformance of approximately (60%)
- Connections with Kimmeridge since 2022 at California Resources
- Skills and experience overlap with existing SilverBow directors and do not enhance the overall Board

KATHERINE MINYARD

- Served as a Kimmeridge nominee at another target company
- Only public company director experience as director nominated by Kimmeridge
- **NO OPERATIONAL EXPERIENCE** in the E&P sector
- **NO PUBLIC SENIOR EXECUTIVE EXPERIENCE** — vs. 7 out of 9 current directors bring this experience

---

We urge you to vote to continue SilverBow's strong momentum and path to further value creation.

Discard and do NOT vote using any gold card that may be sent to you by Kimmeridge.

Vote "FOR" All of SilverBow's Highly Qualified Directors Today on the White Proxy Card

- ✓ Gabriel L. Ellisor
- ✓ Kathleen McAllister
- ✓ Charles W. Wampler

On May 13, 2024, the Company also posted the following proxy advisor commentary and analyst and other third party commentary on its website:

SilverBow RESOURCES®
ANNUAL MEETING RESOURCES | OUR HIGHLY QUALIFIED BOARD | HOW TO VOTE | WHAT PEOPLE ARE SAYING

What People are Saying

Proxy Advisor Commentary | Analyst & Other Third Party Commentary

Proxy Advisor Commentary

ISS and Glass Lewis Recommend Shareholders Vote for SilverBow's Three Nominees on the WHITE Proxy Card in their respective May 9 Reports

ISS

"Given that it does not appear that change on the board is needed at this time, votes for management nominees Ellisor, McAllister, and Wampler, as well as withholds against dissident nominees Brooks, Fox, and Minyard, are warranted on the management (WHITE) card."

ISS

"In each of the dissident's three approaches of the [Company] since 2022, the board appears to have responded appropriately. The board's reasons for a failure to consummate a transaction include a failure of the parties to reach a consensus regarding valuation (2022 and 2024), and the failure of the dissident to secure financing (2023)."

GLASS LEWIS

"We do not see that Kimmeridge substantively addresses [the substantial contraction in value for the Laredo Assets] in its materials, including by acknowledging the possibility that the board's acceptance of Kimmeridge's August 23, 2022 term sheet could have been materially value destructive for SilverBow shareholders."

GLASS LEWIS

"The most evident hurdle to Kimmeridge's platform, in our view, is that SilverBow very recently demonstrated strong strategic and financial execution in the wake of large-scale M&A, disclosure of which has correlated with a substantial increase in shareholder value."

GLASS LEWIS

"Coupled with perspectives relating to SilverBow's recent performance, including the Company's first full quarter of execution following SilverBow's largest Eagle Ford acquisition to date, we do not find there exists a sufficiently compelling case to suggest board change is warranted as an extension of the Company's recent M&A activity, or, more broadly, prevailing market impressions of SilverBow's operational and financial execution and updated guidance."

GLASS LEWIS

"[…] we believe available materials suggest the board made reasonable effort to engage around an array of potential alternatives, including by executing multiple NDAs, submitting counterproposals and, at one point, agreeing on specific buyout terms which were subsequently abandoned by Kimmeridge (a development which, again and for the avoidance of doubt, we do not believe is particularly well addressed in the Dissident's materials)."

Analyst & Other Third Party Commentary

Strong Q1 FY 2024 Results and Inherent Value Proposition

KeyBanc
Capital Markets

May 1, 2024

"We believe the 1Q earnings print from SilverBow provides strong evidence to support its case that it does not need major board changes. Ahead of a shareholder meeting on May 21, and ahead of a likely opinion on director changes from Glass Lewis and ISS in the next few days, SilverBow released a strong print that shows both field execution on its oily Eagle Ford Shale acreage and financial execution with its debt reduction efforts."

JOHNSON RICE
& COMPANY

May 1, 2024

"We expect SBOW shares to be strong in the wake of his classic 'beat and guide up' quarterly report. In a bigger context, we continue to like SBOW for the value it offers as well as the optionality the company has across hydrocarbon windows in the Eagle Ford."

northland

May 3, 2024

"SBOW delivered a significant Q1 beat and raised 2024 production and FCF guidance while keeping capex guidance unchanged. We see this "beat and raise" as a proof-point for what SBOW is doing, how it is approaching its assets, and executing on its strategy. We also expect this to bode well for 2025, as it implies a higher 2024 exit rate vs. prior estimates and suggests cost/efficiency improvements should carry forward into 2025, which should drive attractive EBITDA levels in 2025."

ROTH·MKM

May 1, 2024

"We rate SilverBow Resources (SBOW) a Buy based on nice organic production growth, long-term leverage to natural gas upside, a large acreage footprint that spans both oil and gas, and discounted valuation."

MIZUHO

May 2, 2024

"SBOW delivered a strong operational and financial quarter with volumes in the upper half of guidance and capex ~20% below consensus that drove a ~17%/24% beat on FCF vs MSUSAe/Street."

Pickering Energy Partners

May 2, 2024

"SBOW posted a solid 1Q24 beat, with oil production and pricing ahead of our modeling."

SilverBow's Successful Execution of M&A Strategy

Forbes

Bryce Erickson

March 13, 2024

"Since 2021 SilverBow has made several acquisitions. These acquisitions, highlighted by its purchase of Sundance Energy in 2022 and most recently Chesapeake's Eagle Ford portfolio in the second half of 2023, can be broadly characterized by three things: (i) mostly oil and liquids production driven (a change from their more historically gas heavy portfolio), (ii) purchased at opportunistic prices (SilverBow's blended acquisition price to flowing barrel metric was approximately $25,000 for its eight deals since the second half of 2021 compared to other publicly traded oil and liquids tilted Eagle Ford producers such as Magnolia and SM Energy who both trade for over $40,000 per flowing barrel), and (iii) mostly funded with debt. […] Through these acquisitions, SilverBow has shifted its production mix significantly and it creates optionality to drill for oil and liquids during periods of low gas prices. Although SilverBow is still producing relatively more gas than its Eagle Ford peers such as SM Energy, Magnolia, or EOG it is now much more liquids driven than in recent years."

northland

August 15, 2023

"We see this as highly attractive and like that it took nearly a year for the parties to see eye-to-eye in the commodity price environment that unfolded over that time. This makes SBOW the largest pure-play EF consolidator, setting the company up to leverage scale in the basin and be a potential acquisition target"

TRUIST

August 14, 2023

"We believe the transaction boosts SBOW's scale to a level that will help benefit future D&C efficiencies. Further, the mid-two times deal value is lower than what we have seen for other notable acquisitions in recent months. We estimate future FCF to improve given existing and potential upside production for a number of wells that can be completed relatively soon. We look forward to integration updates and future potential synergies"

TRUIST

October 11, 2021

"Given SilverBow's low trading multiple and the attractive purchase prices, all three of the recent deals have been accretive to our price target, with the most recent deal adding another $3/share. We expect SBOW to continue this pattern unless market conditions change, with dropping debt levels likely spurring a shareholder return push, potentially increasing the company's investor interest and float"

JOHNSON RICE & COMPANY

April 18, 2022

"Oil production will more than double, and the company will transition from a one rig program to a two rig program. That two rig program will put the company on a higher growth trajectory, and the increased scale will also allow the company to become more efficient with its operations and capital program"

Kimmeridge's Campaign to Force Value-Destructive KTG Deal

JOHNSON RICE
& COMPANY

March 13, 2024

"Using high level metrics, the merger proposal does not look favorable to SilverBow shareholders. Kimmeridge's proposal values KTG at $1.4B, and KTG production stands at 315 Mmcfe/d, 85% natural gas. SilverBow has an EV of $2.0B and production of 545 Mmcfe/d, 55% natural gas. Under the proposal KTG would represent 37% of combined production and 41% of combined value. On a cash flow basis, the relative contribution of KTG would be even lower, given KTG's higher natural gas percentage."

KeyBanc
Capital Markets

March 14, 2024

"We believe accepting Kimmeridge's current offer as is may not be in the best interests of SBOW shareholders […] We also believe SilverBow management should remain a key part of any combined company. […]

It is unclear to us if stand alone KTG should be valued at the same trading multiple as SilverBow shares. […] We believe using a similar trading multiple for both SilverBow shares and private operator KTG for merger math may not make sense. While KTG has a lower leverage profile, it is smaller in terms of total production, liquids production, and annual EBITDA. Should the two parties engage in discussions, we expect the total number of shares to be issued to be a prominent debate point. We are unsure if issuing 32.4M shares to Kimmeridge for KTG is in the best interests of SilverBow shareholders."

northland

May 3, 2024

"In our view, the chronicle of events SBOW shared in an earlier response letter to shareholders (included as an appendix) is enough to raise very significant doubts about whether Kimmeridge is really acting in shareholders' best interests, or whether it is just trying to force through a transaction at a valuation for SBOW that is well below SBOW's intrinsic value. In our view, SBOW shareholders will be better off staying the course and waiting for a recovery in natural gas prices to reveal the truly phenomenal quality of the Eagle Ford as an asset, and SBOW's position, in particular, within that. We would take advantage of the significant discount to intrinsic value to accumulate shares."

CONTACTS

INVESTORS

ir@sbow.com
(281) 874-2700, (888) 991-SBOW

MEDIA

Adam Pollack / Jed Repko
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449

FORWARD-LOOKING STATEMENTS

This communication includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements represent management’s expectations or beliefs concerning future events, and it is possible that the results described in this communication will not be achieved. These forward-looking statements are based on current expectations and assumptions and are subject to a number of risks and uncertainties, many of which are beyond our control. All statements, other than statements of historical fact included in this communication, including those regarding our strategy, the benefits of the acquisitions, future operations, guidance and outlook, financial position, prospects, plans and objectives of management are forward-looking statements. When used in this communication, words such as “will,” “could,” “believe,” “anticipate,” “intend,” “estimate,” “budgeted,” “guidance,” “expect,” “may,” “continue,” “potential,” “plan,” “project,” “positioned,” “should” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Important factors that could cause actual results to differ materially from our expectations include, but are not limited to, the following risks and uncertainties: further actions by the members of the Organization of the Petroleum Exporting Countries, Russia and other allied producing countries with respect to oil production levels and announcements of potential changes in such levels; risks related to recently completed acquisitions and integration of these acquisitions; volatility in natural gas, oil and natural gas liquids prices; ability to obtain permits and government approvals; our borrowing capacity, future covenant compliance; cash flow and liquidity, including our ability to satisfy our short- or long-term liquidity needs; asset disposition efforts or the timing or outcome thereof; ongoing and prospective joint ventures, their structures and substance, and the likelihood of their finalization or the timing thereof; the amount, nature and timing of capital expenditures, including future development costs; timing, cost and amount of future production of oil and natural gas; availability of drilling and production equipment or availability of oil field labor; availability, cost and terms of capital; timing and successful drilling and completion of wells; availability and cost for transportation and storage capacity of oil and natural gas; costs of exploiting and developing our properties and conducting other operations; competition in the oil and natural gas industry; general economic and political conditions, including inflationary pressures, further increases in interest rates, a general economic slowdown or recession, instability in financial institutions, political tensions and war (including future developments in the ongoing conflicts in Ukraine and the Middle East); the severity and duration of world health events, including health crises and pandemics and related economic repercussions, including disruptions in the oil and gas industry, supply chain disruptions, and operational challenges; opportunities to monetize assets; our ability to execute on strategic initiatives, including acquisitions; effectiveness of our risk management activities, including hedging strategy; counterparty and credit market risk; the impact of shareholder activism and any changes in composition of the Company’s board of directors; pending legal and environmental matters, including potential impacts on our business related to climate change and related regulations; actions by third parties, including customers, service providers and shareholders; current and future governmental regulation and taxation of the oil and natural gas industry; developments in world oil and natural gas markets and in oil and natural gas-producing countries; uncertainty regarding our future operating results; and other risks and uncertainties discussed in the Company’s reports filed with the U.S. Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K for the year ended December 31, 2023, and subsequent quarterly reports on Form 10-Q and current reports on Form 8-K.

All forward-looking statements speak only as of the date of this communication. You should not place undue reliance on these forward-looking statements. The Company’s capital budget, operating plan, service cost outlook and development plans are subject to change at any time. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements we make in this communication are reasonable, we can give no assurance that these plans, intentions or expectations will be achieved. The risk factors and other factors noted herein and in the Company’s SEC filings could cause its actual results to differ materially from those contained in any forward-looking statement. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the foregoing. We undertake no obligation to publicly release the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this communication or to reflect the occurrence of unanticipated events, except as required by law.

IMPORTANT ADDITIONAL INFORMATION AND WHERE TO FIND IT

The Company, its directors and certain of its executive officers and employees are or will be participants in the solicitation of proxies from shareholders in connection with the 2024 Annual Meeting. The Company has filed the

Definitive Proxy Statement with the SEC on April 9, 2024 in connection with the solicitation of proxies for the 2024 Annual Meeting, together with a WHITE proxy card.

The identity of the participants, their direct or indirect interests, by security holdings or otherwise, and other information relating to the participants are available in the Definitive Proxy Statement (available here) in the section entitled “Security Ownership of Board of Directors and Management” and Appendix F. To the extent holdings of the Company’s securities by the Company’s directors and executive officers changes from the information included in this communication, such information will be reflected on Statements of Change in Ownership on Forms 3, 4 or 5 filed with the SEC. These documents are available free of charge as described below.

SHAREHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER DOCUMENTS TO BE FILED BY THE COMPANY WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION. Shareholders are able to obtain, free of charge, copies of all of the foregoing documents, any amendments or supplements thereto at the SEC’s website (http://www.sec.gov). Copies of the foregoing documents, any amendments or supplements thereto are also available, free of charge, at the “Investor Relations” section of the Company’s website (https://www.sbow.com/investor-relations).

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